Exhibit 99.3

UPDATED 2005 FINANCIAL GUIDANCE SUMMARY

(Table presented in thousands)

			Quarterly Mix
Consolidated	Range		Q1	Q2	Q3	Q4
Revenues	$1,260,000	$1,300,000	24%	25%	25%	26%

Income before taxes, non-cash and other items	$182,000	$202,000	20%	25%	26%	29%
Depreciation and amortization	72,000	76,000	22%	25%	26%	27%
Non-cash content and stock compensation	14,000	16,000	29%	26%	25%	20%
Loss on investments	4,000	4,000	100%
Legal Expense	4,000	4,000	100%
Income tax provision	15,000	17,000	1%	29%	33%	37%

Net Income	$73,000	$85,000	12%	26%	28%	34%

Operating Segments

Revenues:

•	Business Services – Approximately 61% of consolidated revenues in Q1, decreasing sequentially to approximately 57% by year-end.

•	Practice Services – Approximately 24% of consolidated revenues in Q1 through Q3 and 25% for Q4.

•	Health – Approximately 11% of consolidated revenues in Q1 and averaging approximately 13% for the year.

•	Porex – Approximately 7% of consolidated revenues in Q1 and averaging 6% to 7% for the year.

•	Eliminations – Approximately 2.6% of net revenues.

Operating Margin:

•	Business Services – Approximately 21% throughout the year.

•	Practice Services – Approximately 6% in Q1 and increasing to 10% by the end of 2005.

•	Health – Approximately 14% in Q1 and increasing to about 30% by year end.

•	Porex – Approximately 27-30% throughout the year.

•	Corporate – Approximately 4.2% of net revenues for the balance of the year.

Background and Assumptions

•	The 2005 guidance reflects the actual first quarter expense for the on-going Department of Justice Investigation but does not include any projected expenses related to the Department of Justice Investigation, which may continue to be significant.

•	The 2005 guidance includes the impact of our Healthshare acquisition from its acquisition date of March 14, 2005 but does not include the effects of any additional acquisitions that may occur during 2005.

•	Our guidance does not include any potential financial impact that could occur if we redeem our 3.25% Convertible Subordinated Notes due 2007.

•	The 2005 guidance does not reflect the effect of the WebMD Health IPO, including incremental public company costs, the net proceeds of the IPO itself and recording shared services allocation between segments and the post-IPO minority interest.

•	The 2005 guidance does not reflect any compensation arrangements made pursuant to the announced WebMD Health organizational changes.